Exhibit 99.1

COMPENSATION POLICY REGARDING COMPANY CARS

     The Company shall provide automobiles owned or leased by it for the use of certain specified officers, described below, as part of their compensation. Each such officer shall have the right to receive a new automobile, with a fair market value generally not to exceed $100,000, not more frequently than once every 24 months. Upon the Company’s purchase or lease of any new automobile for one of the specified officers, title to his/her previously used automobile shall be transferred to him/her and he/she will be solely liable for any income or other taxes resulting. The officers to whom this policy applies shall be (1) the Chief Executive Officer, (2) the Company’s founding officers, and (3) any other officer who has, as of this date, been furnished with an automobile by the Company for his/her use.